As filed with the Securities and Exchange Commission on November 26, 2003

Registration No. 333-_______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MEDIX RESOURCES, INC.

(Exact name of registrant as specified in its charter)

Colorado

(State or other jurisdiction of incorporation or organization)

84-1123311

(I.R.S. Employer Identification Number)

The Graybar Building

420 Lexington Ave., Suite 1830

New York, New York 10170

(212) 697-2509

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Darryl R. Cohen

The Graybar Building

420 Lexington Ave., Suite 1830

New York, New York 10170

(212) 697-2509

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With Copies to:

Martin Eric Weisberg, Esq.

Jenkens & Gilchrist Parker Chapin LLP

The Chrysler Building

405 Lexington Avenue

New York, New York 10174

(212) 704-6000

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to a dividend or interest reinvestment plans, please check the following box: [_]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.[X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registrations statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (2)(3)	Proposed maximum offering price per unit (1)	Proposed maximum aggregate offering price (1)	Amount of registration fee

Shares of common stock, par value $.001 per share	53,051,923	$0.735	$38,993,163.41	$3,154.55

(1) The offering price is being estimated solely for the purpose of calculating the registration fee. In accordance with Rule 457(c), the price shown is based upon the average of the high and low prices of Medix's common stock on November 25, 2003, as reported on the American Stock Exchange.

(2) Pursuant to Rule 416 under the Securities Act, such number of shares of common stock registered hereby shall include an indeterminate number of shares of common stock that may be issued in connection with a stock split, stock dividend, recapitalization or similar event.

(3) Includes (i) 37,128,000 shares issuable upon conversion of our Series 03 7% Convertible Debentures and 7% Convertible Promissory Notes, including all shares issuable as principal, interest, liquidated damages or as a result of adjustments to the conversion price of the debentures and the notes, respectively; (ii) 3,423,913 shares issuable upon the exercise of warrants; and (iii) 12,500,010 shares issuable pursuant to an exchange agreement.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

Subject to completion, dated November 26, 2003.

PROSPECTUS

MEDIX RESOURCES, INC.

53,051,923 Shares of Common Stock

          This prospectus relates to the sale by the selling shareholders identified in this prospectus of up to an aggregate of 53,051,923 shares of our common stock, including:

•  10,608,000 shares issuable upon conversion of our Series 03 7% Convertible Debentures with an initial conversion price of $0.25 per share;

•  600,000 shares issuable upon the exercise of warrants with an initial exercise price of $1.00 per share;

•  1,250,000 shares issuable upon the exercise of warrants with an initial exercise price of $0.30 per share;

•  173,913 shares issuable upon the exercise of warrants with an initial exercise price of $0.26 per share;

•  1,000,000 shares issuable upon the exercise of warrants with an initial exercise price of $0.22 per share;

•  400,000 shares issuable upon the exercise of warrants with an initial exercise price of $0.01 per share;

•  26,520,000 shares issuable upon conversion of convertible promissory notes with an initial conversion price of $0.25 per share; and

•  12,500,010 shares of our common stock.

          The conversion prices of the debentures and promissory notes and the exercises prices of the warrants are subject to adjustment under certain circumstances. Please see the sections of this prospectus titled "Description of the Transaction", "Plan of Distribution" and "Description of Our Securities" for more information about the terms and conditions of our debentures and warrants.

          We will not receive any of the proceeds from the sale of these shares by the selling shareholders. However, we will receive the proceeds from the exercise of warrants to purchase some of the shares to be sold hereunder. See "Use of Proceeds".

          We have agreed to pay the expenses in connection with the registration of these shares.

          Our common stock is traded on the American Stock Exchange under the symbol "MXR". On November 25, 2003, the closing price of our common stock was reported as $0.71.

          Investing in our securities involves a high degree of risk. See "Risk Factors" beginning on page 4 of this prospectus for certain risks that should be considered by prospective purchasers of the securities offered hereby.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

          The date of this prospectus is November __, 2003

          The information in this prospectus is not complete and may be changed. No dealer, salesman or other person has been authorized to give any information or to make any representation not contained in or incorporated by reference in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by us, the selling shareholders or any other person. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such an offer in such jurisdiction. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date hereof or that there has been no change in our affairs since such date.

TABLE OF CONTENTS

PROSPECTUS SUMMARY	4
RISK FACTORS	5
FORWARD-LOOKING STATEMENTS	5
USE OF PROCEEDS	10
DESCRIPTION OF THE TRANSACTION	10
SELLING SHAREHOLDERS	12
DESCRIPTION OF SECURITIES	15
PLAN OF DISTRIBUTION	18
INDEMNIFICATION OF OFFICERS AND DIRECTORS	19
WHERE YOU CAN FIND MORE INFORMATION ABOUT US	20
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE	20
LEGAL MATTERS	21
EXPERTS	21

PROSPECTUS SUMMARY

          The following summary highlights aspects of the offering and the information incorporated by reference in this prospectus. This prospectus does not contain all of the information that you should consider before making an investment decision. You should read this entire prospectus carefully, including the "Risk Factors" section and the financial statements, related notes and the other more detailed information appearing elsewhere or incorporated by reference in this prospectus. Unless otherwise indicated, "we", "us", "our" and similar terms, as well as references to the "Company" and "Medix", refer to Medix Resources, Inc. and its subsidiaries and not to the selling securityholders. All industry statistics incorporated by reference in this prospectus were obtained from data prepared or provided by recognized industry sources.

Medix Resources, Inc.

          Medix, through its wholly-owned HealthRamp subsidiary, provides Internet- based communication, data integration, and transaction processing designed to provide access to safer and better healthcare. Medix's products enable communication of high value-added healthcare information among physician offices, hospitals, health management organizations, and health insurance companies.

          We have no revenues from current operations and are funding the development and deployment of our products through the sales of our securities. See "The Company" and "Risk Factors".

          Because of our continuing losses, and the lack of certain sources of capital to fund our development of connectivity products, our independent accountants included a "going concern" uncertainty in their audit report on our audited financial statements for the year ended December 31, 2002. The "going concern" uncertainty signifies that significant questions exist about our ability to continue in business. See "Risk Factors".

          Our principal executive office is located at 420 Lexington Avenue, Suite 1830, New York, New York 10170, and our telephone number is (212) 697-2509.

The Offering

Common stock offered by selling security holders	53,051,923
Use of Proceeds	We will not receive any proceeds from the sale of shares in this offering. We may receive up to $1,244,217.38 upon exercise of the warrants.
American Stock Exchange Symbol	MXR

RISK FACTORS

          An investment in our common stock involves a high degree of risk. You should carefully consider the following risk factors and other information in this prospectus before investing in our common stock. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

          We have incurred and reported net losses of ($9,014,000), ($10,636,000) and ($5,415,000) for the years ended December 31, 2002, 2001, and 2000, respectively, and a net loss of ($10,387,000) for the nine months ended September 30, 2003. At September 30, 2003, we had an accumulated deficit of ($53,573,000). These losses and negative operating cash flow have caused our accountants to include a "going concern" qualification in their report in connection with their audit of our financial statements for the year ended December 31, 2002. We believe that we can continue to sell our securities to raise the cash needed to continue operating until cash flow from operations can support our business.

          The success of the development, distribution and deployment of our technology is dependent to a significant degree on our key management and technical personnel. We believe that our success will also depend upon our ability to attract, motivate and retain highly skilled, managerial, sales and marketing, and technical personnel, including software programmers and systems architects skilled in the computer languages in which our technology operates. Competition for such personnel in the software and information services industries is intense. The loss of key personnel, or the inability to hire or retain qualified personnel, could have a material adverse effect on our results of operations, financial condition or business.

          We expect to continue to experience losses, in the near term, until such time as our technology can be successfully deployed with physicians and produce revenue. The continuing development, marketing and deployment of our technology will depend upon our ability to obtain additional financing. Our technology is in the development stage and has not generated any recurring revenues to date. We are funding our operations now through the sale of our securities. There can be no assurance that additional investments or financings will be available to us on favorable terms, or at all, as needed to support the development and deployment of our technology. Failure to obtain such capital on a timely basis could result in lost business opportunities, the sale of our technology at a distressed price or the financial failure of our Company. We currently have 400,000,000 shares of common stock authorized for issuance under our certificate of incorporation, and as of September 30, 2003, had 96,227,565 outstanding shares of common stock and 61,250,428 shares of common stock reserved for issuance under options, warrants and shares of our convertible preferred stock and convertible debentures outstanding on such date.

          We may not be able to retain our listing on the American Stock Exchange. The American Stock Exchange has not notified us of any listing concerns. However, should our common stock trade at a low price for a substantial period of time or should the American Stock Exchange consider our circumstances for continued listing in a negative light, we may not be able to retain our listing. The American Stock Exchange has certain listing requirements in order for the Company to continue to have its common stock traded on this exchange. Although the American Stock Exchange does not identify a specific minimum price per share that the Company's stock must trade above or any other rigid standards compelling delisting, the Company may risk delisting if its common stock trades at a low price per share for a substantial period of time or if it fails to meet the financial condition, result of operations, market capitalization or other financial or non-financial standards considered by the American Stock Exchange. Trading in our common stock after a delisting, if any, would likely be conducted in the over-the-counter markets in the so-called "pink sheets" or on the National Association of Securities Dealers' Electronic Bulletin Board. As a consequence of a delisting our shareholders would find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, our common stock and our common stock would become substantially less attractive as collateral for margin and purpose loans, for investment by financial institutions under their internal policies or state investment laws or as consideration in future capital raising transactions.

          Although we have had operations since 1988, because of our move away from temporary healthcare staffing to provide healthcare connectivity solutions at the point of care, we have a relatively short operating history in the healthcare connectivity solutions business and limited financial data to evaluate our business and prospects, and are better considered a development stage company. In addition, our business model is likely to continue to evolve as we attempt to develop our product offerings and enter new markets. As a result, our potential for future profitability must be considered in light of the risks, uncertainties, expenses and difficulties frequently encountered by development stage companies that are attempting to move into new markets and continuing to innovate with new and unproven technologies. We are still in the process of gaining experience in marketing physician connectivity products, providing support services, evaluating demand for products, financing a technology business and dealing with government regulation of health information technology products. While we are putting together a team of experienced executives, they have come from different backgrounds and may require some time to develop an efficient operating structure and corporate culture for our Company.

          The success of our products and services in generating revenue may be subject to the quality and completeness of the data that is generated and stored by the physician or other healthcare professionals and entered into our interconnectivity systems, including the failure to input appropriate or accurate information. Failure or unwillingness by the healthcare professional to accommodate the required information quality may result in the user refusing to pay Medix for its services.

          As a developer of connectivity technology products, we will be required to anticipate and adapt to evolving industry standards and new technological developments. The market for our technology is characterized by continued and rapid technological advances in both hardware and software development, requiring ongoing expenditures for research and development, and timely introduction of new products and enhancements to existing products. The establishment of standards is largely a function of user acceptance. Therefore, such standards are subject to change. Our future success, if any, will depend in part upon our ability to enhance existing products, to respond effectively to technology changes, and to introduce new products and technologies that are functional and meet the evolving needs of our clients and users in the healthcare information systems market.

          The market for our connectivity products in the healthcare information systems has been slow to develop due to the large number of practitioners who are resistant to change, as well as the financial investment and workflow interruptions associated with change, particularly in a period of rising pressure to reduce costs in the marketplace. We are currently devoting significant resources toward the development of products. There can be no assurance that we will successfully complete the development of these products in a timely fashion or that our current or future products will satisfy the needs of the healthcare information systems market. There can be no assurance that products or technologies developed by others will not adversely affect our competitive position or render our products or technology noncompetitive or obsolete.

          Certain of our products provide applications that relate to patient medication histories and treatment plans. Any failure by our products to provide and maintain accurate, secure and timely information could result in product liability claims against us by our clients or their affiliates or patients. We maintain insurance that we believe currently is adequate to protect against claims associated with the use of our products, but there can be no assurance that our insurance coverage would adequately cover any claim asserted against us. A successful claim brought against us in excess of our insurance coverage could have a material adverse effect on our results of operations, financial condition or business. Even unsuccessful claims could result in the expenditure of funds in litigation, as well as diversion of management time and resources.

          The healthcare and medical services industry in the United States is in a period of ongoing change and uncertainty. Governmental programs have been proposed, and some adopted, from time to time, to reform various aspects of the U.S. healthcare delivery system. Major legislation is now before the U. S. Congress and may be adopted in some form. Some of these programs contain proposals to increase government involvement in healthcare, lower reimbursement rates and otherwise change the operating environment for our physician users and customers. Particularly, compliance with the Health Insurance Portability and Accountability Act and related regulations are causing the healthcare industry to incur substantial cost to change its procedures. Although we expect these regulations to have the beneficial effect of spurring adoption of our software products, we cannot predict with any certainty what impact, if any, these and future healthcare reforms might have on our business.

          We have been granted certain patent rights, trademarks and copyrights relating to our software. However, patent and intellectual property legal issues for software programs, such as the our products, are complex and currently evolving. Since patent applications are secret until patents are issued in the United States, or published in other countries, we cannot be sure that we are first to file any patent application. In addition, there can be no assurance that competitors, many of which have far greater resources than we do, will not apply for and obtain patents that will interfere with our ability to develop or market product ideas that we have originated. Furthermore, the laws of certain foreign countries do not provide the protection to intellectual property that is provided in the United States, and may limit our ability to market our products overseas. We cannot give any assurance that the scope of the rights we have are broad enough to fully protect our technology from infringement.

          Litigation or regulatory proceedings may be necessary to protect our intellectual property rights, such as the scope of our patent. Such litigation and regulatory proceedings are very expensive and could be a significant drain on our resources and divert resources from product development. There is no assurance that we will have the financial resources to defend our patent rights or other intellectual property from infringement or claims of invalidity. We have been notified by a party that it believes our pharmacy product may infringe on patents that it holds. We have retained patent counsel who has made a preliminary investigation and determined that our product does not infringe on the identified patents. At this time no legal action has been instituted.

          We also rely upon unpatented proprietary technology and no assurance can be given that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to or disclose our proprietary technology or that we can meaningfully protect our rights in such unpatented proprietary technology. No assurance can be given that efforts to protect such information and techniques will be successful. The failure to protect our intellectual property could cause us to lose substantial revenues and to fail to reach our financial potential over the long term.

          As of September 30, 2003, we had 96,227,565 shares of common stock outstanding. As of that date, approximately 61,250,428 shares were issuable upon the exercise of options, warrants or other rights, and the conversion of preferred stock and convertible debentures then outstanding. Most of these shares will be immediately saleable upon exercise or conversion under registration statements we have filed with the SEC. The exercise prices of options, warrants or other rights to acquire common stock presently outstanding range from $0.01 per share to $4.97 per share. During the respective terms of the outstanding options, warrants, preferred stock and other outstanding derivative securities, the holders are given the opportunity to profit from a rise in the market price of the common stock, and the exercise of any options, warrants or other rights may dilute the book value per share of the common stock and put downward pressure on the price of the common stock. The existence of the options, conversion rights, or any outstanding warrants may adversely affect the terms on which we may obtain additional equity financing. Moreover, the holders of such securities are likely to exercise their rights to acquire common stock at a time when we would otherwise be able to obtain capital on terms more favorable than could be obtained through the exercise or conversion of such securities.

          We have raised substantial amounts of capital in private placements from time to time. The securities offered in such private placements were not registered with the SEC or any state agency in reliance upon exemptions from such registration requirements. Such exemptions are highly technical in nature and if we inadvertently failed to comply with the requirements of any of such exemptive provisions, investors would have the right to rescind their purchase of our securities or sue for damages. If one or more investors were to successfully seek such rescission or prevail in any such suit, we could face severe financial demands that could materially and adversely affect our financial position.

          Financings that may be available to us under current market conditions frequently involve sales at prices below the prices at which our common stock trades on the American Stock Exchange, as well as the issuance of warrants or convertible debt that require exercise or conversion prices that are calculated in the future at a discount to the then market price of our common stock. Any agreement to sell, or convert debt or equity securities into, common stock at a future date and at a price based on the then current market price will provide an incentive to the investor or third parties to sell the common stock short to decrease the price and increase the number of shares they may receive in a future purchase, whether directly from us or in the market. The issuance of our common stock in connection with such exercise or conversion may result in substantial dilution to the common stock holdings of other holders of our common stock.

          Historically, our common stock has experienced significant price fluctuations. One or more of the following factors influence these fluctuations:

•  unfavorable announcements or press releases relating to the technology sector;
•  regulatory, legislative or other developments affecting Medix or the healthcare industry generally;
•  conversion of our preferred stock and convertible debt into common stock at conversion rates based on current market prices or discounts to market prices, of our common stock and exercise of options and warrants at below current market prices;
•  sales by those financing Medix through convertible securities which have been registered with the SEC and may be sold into the public market immediately upon receipt; and
•  market conditions specific to technology and internet companies, the healthcare industry and general market conditions.

          In addition, in recent years the stock market has experienced significant price and volume fluctuations. These fluctuations, which are often unrelated to the operating performance of specific companies, have had a substantial effect on the market price for many healthcare related technology companies. Factors such as those cited above, as well as other factors that may be unrelated to our operating performance, may adversely affect the price of our common stock.

          Trading of our common stock may be subject to the penny stock rules under the Securities Exchange Act of 1934 unless an exemption from such rules is available. Broker-dealers making a market in our common stock will be required to provide disclosure to their customers regarding the risks associated with our common stock, the suitability for the customer of an investment in our common stock, the duties of the broker-dealer to the customer and information regarding bid and asked prices for our common stock, and the amount and description of any compensation the broker-dealer would receive in connection with a transaction in our common stock. The application of these rules may further result in fewer market makers making a market in our common stock and further restrict the liquidity of our common stock.

          We have not had earnings, but if earnings were available, it is our general policy to retain any earnings for use in our operation. Therefore, we do not anticipate paying any cash dividends on our common stock in the foreseeable future despite the recent reduction of the federal income tax rate on dividends. Any payment of cash dividends on our common stock in the future will be dependent upon our financial condition, results of operations, current and anticipated cash requirements, preferred rights of holders of preferred stock, plans for expansion, as well as other factors that the Board of Directors deems relevant. We anticipate that our future financing agreements will prohibit the payment of common stock dividends without the prior written consent of those providers.

          As with any business, growth in absolute amounts of selling, general and administrative expenses or the occurrence of extraordinary events could cause actual results to vary materially and adversely from the results contemplated by the forward-looking statements. Budgeting and other management decisions are subjective in many respects and thus susceptible to incorrect decisions and periodic revisions based on actual experience and business developments, the impact of which may cause us to alter our marketing, capital expenditures or other budgets, which may, in turn, affect our results of operations. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions, and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate, and therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.

          In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by us or any other person hat our objectives or plans for the Company will be achieved.

FORWARD-LOOKING STATEMENTS

          Certain information contained in this prospectus and the documents incorporated by reference into this prospectus include forward-looking statements (as defined in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act), which mean that they relate to events or transactions that have not yet occurred, our expectations or estimates for our future operations, our growth strategies or business plans or other facts that have not yet occurred. Such statements can be identified by the use of forward-looking terminology such as "might," "may," "will," "could," "expect," "anticipate," "estimate," "likely," "believe," or "continue" or the negative thereof or other variations thereon or comparable terminology. The above risk factors contain discussions of important factors that should be considered by prospective investors for their potential impact on forward-looking statements included in this prospectus and in the documents incorporated by reference into this prospectus. These important factors, among others, may cause actual results to differ materially and adversely from the results expressed or implied by the forward-looking statements.

USE OF PROCEEDS

          The selling security holders will receive the net proceeds from the sale of shares. We will not receive any of the proceeds from any sale of the shares by the selling security holders. However, we will receive the proceeds from the cash exercise of warrants to purchase certain of the shares offered hereunder. If all warrants covered hereby are exercised for cash, we would receive proceeds of $1,244,217.38. Any such proceeds will be used for working capital purposes.

DESCRIPTION OF THE TRANSACTIONS

          On May 22, 2003, Platinum Partners exercised warrants to purchase units consisting of 1,250,000 shares of our common stock (which were registered under a previously filed registration statement) and new warrants to purchase an additional 1,250,000 shares of our common stock, which we agreed to register on this registration statement. The new warrants have an exercise price of $0.30 per share.

          On October 28, 2003 we entered into a Note and Warrant Purchase Agreement (the "October Agreement") with two non-US based accredited investors, Canary Point Limited and Firewall Universal Limited. Under the terms of the October Agreement, we sold Canary and Firewall an aggregate of $3,000,000 of 7% Convertible Notes and Warrants to purchase 600,000 shares of our common stock. The convertible notes have a term of 18 months and an initial conversion price of $0.25 per share. The warrants have a term of five years and have an exercise price of $1.00 per share. The Company entered into the October Agreement in order to fund the acquisition of the Frontline Physicians Exchange/Frontline Communications business from The Duncan Group, Inc., pay the expenses related to that acquisition and to fund the working capital of Frontline and our Liferamp subsidiary on a going-forward basis.

          On November 4, 2003, we privately placed $1,000,000 aggregate principal amount of our 7% Series 03 Convertible Debentures Due April 30, 2005 to Hazel Investments Ltd., an accredited investor, for a purchase price of $1,000,000. The initial conversion price of the Series 03 Debenture is $.25 per share.

          Between July 29, 2003 and October 15, 2003, various Lenders made loans to us in the aggregate principal amount of $2,250,000 ("Loans"). Loans of an aggregate principal amount of $1,400,000 have a term of eighteen months and Loans of an aggregate principal amount of $850,000 mature on March 1, 2004.

          On November 15, 2003, we entered into an Exchange Agreement with the Lenders described in the preceding paragraph. Under the terms of the Exchange Agreement, we agreed to issue 5,555.56 shares of our common stock for every $1,000 of promissory notes delivered by the Lenders. The Lenders will deliver promissory notes in the aggregate principal amount of $2,250,000 in exchange for 12,500,010 shares of our common stock. The Lenders waived accrued interest.

          vFinance Investments, Inc. served as placement agent for our Loans and our sales of the Convertible Notes and Series 03 Debentures referred to in the preceding paragraphs. In connection with these transactions, vFinance received warrants ("Placement Agent Warrants") to purchase an aggregate of 1,573,913 shares of our common stock, with exercise prices of $0.22 with respect to 1,000,000 shares, $0.26 with respect to 173,913 shares and $0.01 with respect to 400,000 shares. Two of vFinance's managing directors, Richard Rosenblum and David Stefansky, received as part of vFinance's compensation an aggregate of $200,000 of Series 03 Convertible Debentures with terms identical to those contained in the Debentures sold to Hazel Investments. Of the Placement Agent Warrants issued to vFinance, vFinance distributed to each of Messrs Rosenblum and Stefanksy, respectively, 307,500 of the $0.22 warrants, 53,478 of the $0.26 warrants and 116,000 of the $0.01 warrants. Each of the warrants has a term of approximately five years and becomes exercisable on the earlier of January 1, 2004 or the date on which the registration statement (of which this prospectus forms a part) is declared effective by the Commission.

          The Series 03 Debentures and the Convertible Notes each bear interest at 7% per annum, which is payable on the earlier to occur of the conversion of such Debentures or at maturity. On conversion or at maturity, we have the option of paying the accrued interest in cash or in stock valued at the conversion price in effect at that time. On maturity we can also pay the principal either in cash or in common stock valued at the conversion price in effect at that time. Our right to pay in principal or interest on each Debenture in common stock, however, is subject to the following conditions: the registration statement covering the resale of such shares of common stock must be effective at the time of the issuance and the issuance of such shares of common stock to the holder of such Debentures cannot result in such holder and its affiliates beneficially owning more than 4.99% of the then outstanding shares of common stock.

          Pursuant to the Series 03 Debentures and a Registration Rights Agreement entered into concurrently with the October Agreement, we have agreed to pay each holder of the Debentures and Notes as liquidated damages if the registration statement is not declared effective by a February 25, 2004, or if the effectiveness of the registration statement is suspended for more than certain permitted periods (described below), an amount equal to 2% of the purchase price of such Debenture for the first 30 days (or portion thereof) of delayed effectiveness or suspension beyond the permitted periods and 3% of such purchase price for each subsequent 30 days (or portion thereof) after such initial 30-day period. The permitted suspension periods are up to two periods during any consecutive 12-month period, but each such period shall not be for more than 5 days or begin less than 10 days after the preceding suspension ended.

          If any of these liquidated damages accrue, the holder of a Debenture can elect to have it paid in shares of common stock valued at the conversion price then in effect. Under the Series 03 Debentures, if the registration statement is declared effective by April 2, 2004, we can make that election as well. The additional shares, if any, which might be issued to a holder of Debentures in payment of these liquidated damages are covered by the registration statement and this Prospectus.

          Reference is made to the forms of Notes, Debentures, Warrants, Placement Agent Warrants, Securities Purchase Agreements, Registration Rights Agreements and Exchange Agreement that are filed as exhibits to the Registration Statement for more complete descriptions of the complex provisions that are summarized under this caption.

SELLING SHAREHOLDERS

          The following table sets forth the shares beneficially owned, as of November 21, 2003, by the selling shareholders prior to the offering contemplated by this prospectus, the number of shares each selling shareholder is offering by this prospectus and the number of shares which each would own beneficially if all such offered shares are sold. Except for vFinance Investments, Inc. and its designees, the selling shareholders acquired their beneficial interests in the shares being offered hereby in private placements described on page 1 of this prospectus and under the heading "Description of the Transactions." As compensation for its services as placement agent for certain of those private placement transactions, we issued warrants to purchase common stock to vFinance Investments, Inc. and its designees in connection with three of those private placements.

          Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to the securities. However, each of the selling shareholders is subject to certain limitations on the conversion of their convertible debentures and the exercise of their warrants, if any. The most significant of these limitations is that such selling shareholder may not convert its debentures or exercise its warrants, if such conversion or exercise would cause such holder's beneficial ownership of our common stock (excluding shares underlying any of their unconverted debentures or unexercised warrants) to exceed 4.99% of the outstanding shares of common stock. Also, the table below also includes the number of shares which would be issued upon conversion of a convertible debenture in payment of all accrued interest through its maturity date, which is more than 60 days from the date of this prospectus and shares which might be issuable on the occurrence of certain events, which have not yet occurred and may not occur. Therefore, although they are included in the table below, the number of shares of common stock for some listed persons may include shares that are not subject to purchase during the 60-day period.

Names and Addresses	Beneficial Ownership	Shares Registered	Post-Offering	%
Canary Point Limited (1)	6,930,000	6,930,000(2)(3)	0	0
Firewall Universal Limited (4)	6,930,000	6,930,000 (2)(3)	0	0
Cavell Investments Ltd. (5)	4,722,226	4,722,226 (6)	0	0
Green Meadow Finance, Ltd. (7)	4,722,226	4,722,226 (6)	0	0
Hazel Investments Limited (8)	4,420,000	4,420,000(2)(9)	0	0
Sycamore Properties Ltd. (10)	2,222,224	2,222,224 (6)	0	0
Platinum Partners (11)	1,250,000	1,250,000 (12)	0	0
Richard Rosenblum (13)	1,183,978	918,978 (2)(14)	265,000(15)	0
David Stefansky (13)	1,183,978	918,978 (2)(14)	265,000(15)	0
vFinance Investments, Inc. (16)	964,624	619,957 (17)	346,667(15)	0
Zenny Trading Limited (18)	833,334	833,334 (6)	0	0

(1) The selling shareholder advised us that it was not affiliated with any broker-dealer, that it purchased the notes solely for investment and not with a view to or for resale or distribution of such securities, and that the only natural person having voting or dispositive power over such notes and the related shares of common stock is Shai Granot. The address of the selling shareholder is 50 Haoranim Street, Ramat Efal, Israel.

(2) The numbers on the table reflect the actual number of shares issued or issuable to the selling stockholder. We are registering 200% of the shares underlying the convertible notes or the convertible debentures held by the selling stockholder to include other shares of our common stock which might be issuable to the selling stockholder under the terms of the agreements between us and the selling stockholder. See the sections of this prospectus titled "Description of the Transactions" and "Description of Securities" for more information regarding our notes and debentures.

(3) Includes shares issuable on conversion or payment of or as interest on a Convertible Promissory Note due April 27, 2005 and upon exercise of a warrant to purchase shares of common stock expiring October 27, 2008.

(4) The selling shareholder advised us that it was not affiliated with any broker-dealer, that it purchased the notes solely for investment and not with a view to or for resale or distribution of such securities, and that the only natural person having voting or dispositive power over such notes and the related shares of common stock is Amit Lederman. The address of the selling shareholder is 3 Dov Karmi Street, Tel Aviv , Israel.

(5) The selling shareholder advised us that it was not affiliated with any broker-dealer, that it purchased the shares solely for investment and not with a view to or for resale or distribution of such securities, and that the only natural person having voting or dispositive power over such shares of common stock is C. B. Williams. The address of the selling shareholder is Gretton House, Duke Street, Grand Turk, Turks & Caicos, BWI.

(6) Includes shares issuable pursuant to an exchange agreement.

(7) The selling shareholder advised us that it was not affiliated with any broker-dealer, that it purchased the shares solely for investment and not with a view to or for resale or distribution of such securities, and that the only natural person having voting or dispositive power over such shares of common stock is Tuvia Strauss. The address of the selling shareholder is 2 Haneveim St., Ramat Hasharon, Israel.

(8) The selling shareholder advised us that it was not affiliated with any broker-dealer, that it purchased the debentures and warrants solely for investment and not with a view to or for resale or distribution of such securities, and that the only natural person having voting or dispositive power over such debentures, warrants and the related shares of common stock is Ralph Inbar. The address of the selling shareholder is 4 El Al Street, Herzliya, Israel.

(9) Includes shares of common stock issuable on conversion or payment of or as interest on a 7% Convertible Debentures Series 03 Due April 30,2005, and on exercise of warrants and as contemplated by terms of agreements between the selling shareholder and the Company.

(10) The selling shareholder advised us that it was not affiliated with any broker-dealer, that it purchased the shares solely for investment and not with a view to or for resale or distribution of such securities, and that the only natural person having voting or dispositive power over such shares of common stock is Eitan Adar. The address of the selling shareholder is Yigal Alon 15, Herzliya, Israel.

(11) The selling shareholder advised us that it was not affiliated with any broker-dealer, that it purchased the shares solely for investment and not with a view to or for resale or distribution of such securities, and that the only natural person having voting or dispositive power over such warrants and the related shares of common stock is Frank Giorgio. The address of the selling shareholder is 152 West 57th Street, 54th Floor, New York, NY 10019 .

(12) Includes shares of common stock issuable on exercise of warrants.

(13) The selling shareholder is a Managing Director of vFinance Investments, Inc.

(14) Includes shares of common stock issuable on conversion or payment of or as interest on our Series 03 Debentures and upon exercise of warrants to purchase shares of common stock.

(15) The selling stockholder may sell these shares pursuant to a separate registration statement which has been declared effective by the Commission.

(16) The selling shareholder is a registered broker-dealer, which acted as placement agent for the private placements to certain of the selling shareholders. The selling shareholder advised us that the only natural persons having voting or dispositive power over such warrants and the related shares of common stock are Leonard Sokolow and Timothy Mahoney. The address of the selling shareholder is 3010 N. Military Trail, Suite 300, Boca Raton, FL 33431.

(17) Includes shares issuable on exercise of warrants issued to the placement agent in connection with the issuance of the Loans and sales of the Convertible Notes and Series 03 Debentures.

(18) The selling shareholder advised us that it was not affiliated with any broker-dealer, that it purchased the shares solely for investment and not with a view to or for resale or distribution of such securities, and that the only natural person having voting or dispositive power over such shares of common stock is David Hassan. The address of the selling shareholder is 50 Town Range, Gibraltar.

Relationship Between Medix and the Selling Shareholders

          None of the selling shareholders are affiliates or controlled by our affiliates. None of the selling shareholders are now or were at any time in the past an officer or director of ours or any of any of our predecessors or affiliates. We have separate contractual obligations to file this registration with each of the selling shareholders.

DESCRIPTION OF SECURITIES

          Our authorized capital consists of 400,000,000 shares of common stock, par value $.001 per share, and 2,500,000 shares of preferred stock, par value $1.00 per share. As of September 30, 2003, we had outstanding 96,227,565 shares of common stock, 1 share of 1996 Preferred Stock and 75 shares of 1999 Series C Preferred Stock. As of such date, our common stock was held of record by approximately 460 persons and beneficially owned by approximately 10,000 persons.

Common Stock

          Each share of common stock is entitled to one vote at all meetings of stockholders. Stockholders are not permitted to cumulate votes in the election of directors. Currently, the Board of Directors consists of five directors, who serve for staggered terms of three years, with at least two directors elected at every annual meeting. We also currently have two vacancies on our Board of Directors. All shares of common stock are equal to each other with respect to liquidation rights and dividend rights. There are no preemptive rights to purchase any additional shares of common stock. In the event of our liquidation, dissolution or winding up, holders of the common stock will be entitled to receive on a pro rata basis all of our assets remaining after satisfaction of all liabilities and preferences of the outstanding preferred stock. The outstanding shares of common stock and the shares of common stock issuable upon conversion or exercise of derivative securities are or will be, as the case may be, duly and validly issued, fully paid and non-assessable.

Key Terms of the Debentures , the Notes and the Warrants

          On November 4, 2003, we sold $1,000,000 of Series 03 7% Convertible Debentures. All of the debentures have an initial conversion price of $0.25 per share. On October 28, 2003, we sold warrants to purchase an aggregate of 600,000 shares of our common stock. All of the warrants have an initial exercise price of $1.00 per share. All of the warrants provide for cashless exercise. On October 28, 2003, we issued convertible promissory notes in an aggregate amount of $3,000,000. In connection with this transaction, we also sold $200,000 of Series 03 7% Convertible Debentures to our placement agent (see following). All of the notes have an initial conversion price of $0.25 per share. vFinance Investments, Inc. served as placement agent for our loans and our sales of the Notes and Series 03 Debentures. In connection with these transactions, vFinance received warrants to purchase an aggregate of 1,573,000 shares of our common stock, with exercise prices of $0.22 with respect to 1,000,000 shares, $0.26 with respect to 173,913 shares and $0.01 with respect to 400,000 shares.

Payment of Principal and Interest

          The Series 03 Debentures and the Notes each bear interest at 7% per annum, payable at our option in stock or cash upon the earlier to occur of conversion or maturity of the respective Debentures. On maturity, we can pay the principal owned under any of the Series 03 Debentures in either stock or cash at our option. If we elect to pay either the principal or interest owed under any of the Series 03 Debentures in stock, the stock will be valued at the conversion price then in effect. Our right to pay either the principal or interest owned under the respective Series 03 Debentures in stock, however, is subject to the following conditions:

•  the registration statement, of which this prospectus forms a part, covering the resale of such shares of common stock by the selling security holders must be effective at the time of the issuance of such shares; and

•  the issuance of such shares to the holder of a Series 03 Debenture cannot result in such holder being the beneficial owner of more than 4.99% of the then outstanding shares of our common stock.

Conversion

          Each Series 03 Debenture and Note holder can convert all or part of the Series 03 Debenture and Note, as applicable, and each warrant holder can exercise all or part of its warrant by giving notice to the Company. Each conversion or warrant exercise is subject to the following limitation: the holder may convert a Series 03 Debenture or Note, as applicable, or exercise a warrant up to an amount which would result in the holder being the beneficial owner of no more than 4.99% of our then outstanding shares (after taking into account the conversion or warrant exercise). If the holder then disposes of some or all of its holdings, it can again convert its Series 03 Debenture or Note, as applicable, or exercise its warrant.

Permitted Offerings

          Pursuant to the Series 03 Debentures and Convertible Notes, if we offer or sell shares of our common stock, or securities convertible into or exercisable for shares of our common stock, prior to the forty-fifth (45th) day following the effectiveness date of the registration statement of which this prospectus forms a part, such offer or sale is required to meet the following conditions:

•  the per share purchase price, conversion price or exercise price, as applicable, of the securities sold in any such transaction is greater than the higher of (x) the closing bid price of our common stock on the day immediately preceding the closing of the transaction and (y) $0.25.

          If, during the period described above, we offer or sell securities in a manner that does not comply with the foregoing terms, the Series 03 Debentures will be adjusted as follows:

•  the conversion price of the Series 03 Debentures will be reduced to the lower of 90% of the conversion price then in effect or 75% of the lower of:

•  the lowest fixed price of any of the securities issued in the new transaction; or

•  the lowest conversion price conversion price of any convertible securities sold in the new transaction.

          The conversion price will not be adjusted as the result of shares issued in connection with a permitted financing. A permitted financing involves shares of common stock issued or sold:

•  in connection with a merger or acquisition;

•  upon the exercise of options or the issuance of common stock to the Company's employees, officers, directors, consultants and vendors in accordance with the Company's equity incentive policies;

•  pursuant to the conversion or exercise of securities which were outstanding prior to October 28, 2003 in the case of the Notes; or

•  to key officers of the Company in lieu of their respective salaries.

Redemption Rights

          Under certain circumstances the holder of a 7% Debenture has the right to give us a notice requiring us to redeem all or any portion of such Debenture. Such redemption will be at a redemption price equal to V/CP x M, where "V" means the principal of plus the accrued and unpaid interest on such Debenture, "CP" means the conversion price in effect on the date of the redemption notice, and "M" means the highest closing price per share of the common stock during the period beginning on the redemption notice and ending on the redemption payment date.

          Upon the occurrence of any of the following events the Company is required to redeem the Notes at a price equal to 110% of then outstanding principal balance of the notes:

•  the suspension from listing or the failure of the Company's common stock to be listed on the American Stock Exchange for a period of five consecutive trading days;

•  the effectiveness of the Registration Statement lapses for any reason or the Registration Statement is unavailable to the note holders and the lapse or unavailability continues for a period of ten consecutive trading days, provided the cause of the lapse or unavailability is not due to factors primarily within the control of the note holders;

•  any representation or warranty made by the Company to the note holders proves to be materially inaccurate or the Company fails to perform any material covenant or condition in its agreement with the note holders;

•  the completion of a merger or other business combination involving the Company and as a result of which the Company is not the surviving entity;

•  a purchase, tender or exchange offer accepted by the holders of more than 30% of the Company's outstanding shares of common stock; or

•  the Company files for protection from its creditors under the federal bankruptcy code.

          As of the date of this prospectus, we have not made any offer or sale of securities which triggered an adjustment of the respective conversion prices of the Series 03 Debentures or the Convertible Notes.

Transfer Agent and Registrar

          We have retained Computershare Trust Company, Inc., 350 Indiana Street, Suite 800, Golden, Colorado 80401, as Transfer Agent and Registrar, for our common stock. Computershare Trust Company's telephone number is (303) 262-0600.

PLAN OF DISTRIBUTION

          The selling security holders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded. These sales may be at fixed or negotiated prices. The selling security holders may use any one or more of the following methods when selling shares:

•  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•  an exchange distribution in accordance with the rules of the applicable exchange;

•  privately negotiated transactions;

•  short sales, but, if at all, only after the effectiveness of the Registration Statement and the approval for listing by the American Stock Exchange of the shares of common stock offered hereby;

•  broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

•  a combination of any such methods of sale; and

•  any other method permitted pursuant to applicable law.

          The selling security holders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), if available, rather than under this prospectus.

          The selling security holders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades. The selling security holders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. We believe that the selling security holders have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares other than ordinary course brokerage arrangements, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling security holders.

          Broker-dealers engaged by the selling security holders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling security holders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

          Selling security holders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. If the selling security holders are deemed to be underwriters, the selling security holders may be subject to certain statutory and regulatory liabilities, including liabilities imposed pursuant to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

          We are required to pay all fees and expenses incident to the registration of the shares. Otherwise, all discounts, commissions or fees incurred in connection with the sale of the common stock offered hereby will be paid by the selling security holders.

          Upon our being notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction.

          In order to comply with the securities laws of certain states, if applicable, the shares will be sold in such jurisdictions, if required, only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with.

          We advised the selling security holders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales of the shares offered hereby.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

          Article 109 of the Colorado Business Corporation Act generally provides that we may indemnify our directors, officers, employees and agents against liabilities in any action, suit or proceeding whether civil, criminal, administrative or investigative and whether formal or informal (a "Proceeding"), by reason of being or having been a director, officer, employee, fiduciary or agent of Medix, if such person acted in good faith and reasonably believed that his conduct, in his official capacity, was in the best interests of Medix (or, with respect to employee benefit plans, was in the best interests of the participants of the plan), and in all other cases that his conduct was at least not opposed to Medix's best interests. In the case of a criminal proceeding, the director, officer, employee or agent must have had no reasonable cause to believe that his conduct was unlawful. Under Colorado Law, we may not indemnify a director, officer, employee or agent in connection with a proceeding by or in the right of Medix if the director is adjudged liable to Medix, or in a proceeding in which the directors, officer employee or agent is adjudged liable for an improper personal benefit.

          Our Articles of Incorporation and Bylaws provide that we shall indemnify our directors, and officers, employees and agents to the extent and in the manner permitted by the provisions of the laws of the State of Colorado, as amended from time to time, subject to any permissible expansion or limitation of such indemnification, as may be set forth in any stockholders' or directors' resolution or by contract.

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Medix pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission (the "Commission"), such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

          We file reports, proxy statements, information statements and other information with the SEC. You may read and copy this information, for a copying fee, at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on its public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services, from the American Stock Exchange and at the web site maintained by the SEC at http://www.sec.gov.

          We have filed the Registration Statement under the Securities Act, with respect to the securities offered pursuant to this prospectus. This prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement and the exhibits filed as a part thereof, which may be found at the locations and website referred to above.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

          The Securities and Exchange Commission (the "SEC") allows us to "incorporate by reference" into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus. We incorporate by reference the following documents we filed with the SEC:

•  Exhibits 4.1, 4.2, 4.3, 4.4 and 4.5 to Amendment No. 2 to our Registration Statement on Form S-3 (Registration No. 333-105822) dated July 28, 2003

•  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2002;

•  Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2003;

•  Our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2003;

•  Our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2003;

•  Our Current Report on Form 8-K, dated January 13, 2003;

•  Our Current Report on Form 8-K, dated January 21, 2003;

•  Our Current Report on Form 8-K, dated February 3, 2003;

•  Our Current Report on Form 8-K, dated February 6, 2003;

•  Our Current Report on Form 8-K, dated February 10, 2003;

•  Our Current Report on Form 8-K, dated March 6, 2003;

•  Our Current Report on Form 8-K, dated April 14, 2003;

•  Our Current Report on Form 8-K, dated June 9, 2003;

•  Our Current Report on Form 8-K, dated June 10, 2003;

•  Our Definitive Proxy Statement to Shareholders, dated April 4, 2003; and

•  Our Definitive Proxy Statement to Shareholders, dated November 6, 2003.

          We are also incorporating by reference additional documents that we may file with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act prior to the termination of this offering.

          If you are a stockholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through the Commission or us. Documents incorporated by reference are available from us without charge, except exhibits, unless we have specifically incorporated by reference an exhibit into a document that this prospectus incorporates. Stockholders may obtain documents incorporated by reference into this prospectus by requesting them in writing or by telephone from:

Medix Resources, Inc.

Investor Relations Department

The Graybar Building

420 Lexington Ave., Suite 1830

New York, New York 10170

(212) 697-2509

LEGAL MATTERS

          The validity of the shares of common stock offered hereby will be passed upon for us by Jenkens & Gilchrist Parker Chapin LLP, 405 Lexington Avenue, New York, New York.

EXPERTS

          Our consolidated financial statements as of December 31, 2002 and 2001, and for each of the three years in the period ended December 31, 2002 appearing in our 2002 Form 10-K have been audited by Ehrhardt Keefe Steiner & Hottman PC, independent auditors, as stated in their report appearing therein, and have been incorporated herein by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

          The following is a list of the estimated expenses to be incurred by the Registrant in connection with the issuance and distribution of the shares being registered hereby.

Securities and Exchange Commission registration fee.	$ 3,154.55
Printing and engraving expenses.	1,000.00
Legal fees and expenses.	25,000.00
Accounting fees and expenses	5,000.00
Transfer Agent and Trustee fees and expenses	1,000.00
Miscellaneous.	20,000.00

Total.	$55,154.55

Item 15. Indemnification of Directors and Officers.

          See "INDEMNIFICATION OF OFFICERS AND DIRECTORS" in the prospectus.

Item 16. Exhibits.

Exhibit Number	Description
4.1	Form of Series 03 7% Convertible Debenture
4.2	Note & Warrant Purchase Agreement dated October 28, 2003 relating to the 7% Convertible Promissory Notes by and among the Company and the Purchasers named therein
4.3	Form of Note (Exhibit B to the Purchase Agreement)
4.4	Form of Warrant (Exhibit C to the Purchase Agreement)
4.5	Registration Rights Agreement dated October 28, 2003 by and among the Company and the Purchasers named therein
4.6	Form of Warrant issued to the placement agent or its designees
4.7	Exchange Agreement
5.1	Opinion of Jenkens & Gilchrist Parker Chapin, LLP
23.1	Consent of Ehrhardt Keefe Steiner & Hottman PC
23.2	Consent of Jenkens & Gilchrist Parker Chapin, LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page)

Item 17. Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933,

(b) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement,

(c) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that clauses (a) and (b) do not apply if the information required to be included in a post-effective amendment by such clauses is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 4 to Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on November 26, 2003.

MEDIX RESOURCES, INC. By: _/s/ Darryl R. Cohen __ Darryl R. Cohen President and CEO

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

          KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below in so signing also makes, constitutes and appoints Darryl R. Cohen his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign and file Registration Statement(s) and any and all pre- or post-effective amendments to such Registration Statement(s), with all exhibits thereto and hereto, and other documents with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date
_/s/ Darryl R. Cohen_ Darryl R. Cohen	President, Chief Executive Officer and Director (Principal Executive Officer)	November 26, 2003
_/s/ Mitchell Cohen Mitchell Cohen	Chief Financial Officer, Executive Vice President and Secretary (Principal Financial and Accounting Officer)	November 26, 2003
_/s/ Patrick W. Jeffries Patrick W. Jeffries	Director	November 26, 2003
_/s/ Samuel H. Havens Samuel H. Havens	Director	November 26, 2003
_/s/ Joan E. Herman Joan E. Herman	Director	November 26, 2003
_/s/ Guy L. Scalzi Guy L. Scalzi	Director	November 26, 2003

EXHIBIT INDEX

Exhibit Number	Description
4.1	Form of Series 03 7% Convertible Debenture
4.2	Note & Warrant Purchase Agreement dated October 28, 2003 relating to the 7% Convertible Promissory Notes by and among the Company and the Purchasers named therein
4.3	Form of Note (Exhibit B to the October Purchase Agreement)
4.4	Form of Warrant (Exhibit C to the October Purchase Agreement)
4.5	Registration Rights Agreement dated October 28, 2003 by and among the Company and the Purchasers named therein
4.3	Form of Warrant issued to the placement agent or its designees
4.4	Exchange Agreement
5.1	Opinion of Jenkens & Gilchrist Parker Chapin, LLP
23.1	Consent of Ehrhardt Keefe Steiner & Hottman PC
23.2	Consent of Jenkens & Gilchrist Parker Chapin, LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page)